First quarter 2025 Earnings Release

Exhibit 99.1

Walker & Dunlop Reports First Quarter 2025 Financial Results

FIRST QUARTER 2025 HIGHLIGHTS

●	Total transaction volume of $7.0 billion, up 10% from Q1’24
●	Total revenues of $237.4 million, up 4% from Q1’24
●	Net income of $2.8 million and diluted earnings per share of $0.08, both down 77% from Q1’24
●	Adjusted EBITDA(1) of $65.0 million, down 12% from Q1’24
●	Adjusted core EPS(2) of $0.85, down 29% from Q1’24
●	Servicing portfolio of $135.6 billion as of March 31, 2025, up 3% from March 31, 2024
●	Declared quarterly dividend of $0.67 per share for the second quarter 2025

BETHESDA, MD – MAY 1, 2025 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”, “Walker & Dunlop” or “W&D”) reported first quarter total transaction volume of $7.0 billion, up 10% year over year. Total revenues were $237.4 million for the first quarter of 2025, a 4% increase year over year, while total expenses were up 8%. Although transaction activity and total revenues grew, total expenses increased largely due to increased personnel expenses, the write-off of unamortized issuance costs from our corporate debt paydown, and an increase in the provision for credit losses. Those increased costs drove net income down for the first quarter of 2025 to $2.8 million, or $0.08 per diluted share, both down 77% year over year. Adjusted EBITDA was also down 12% in the first quarter of 2025, and adjusted core EPS, which primarily removes the impact of non-cash revenues and expenses, was down 29%, against the first quarter of 2024. The Company’s Board of Directors declared a dividend of $0.67 per share for the second quarter of 2025.

“2025 began with continued improvement in transaction volumes and revenues, up 10% and 4%, respectively, from Q1 2024, as the US commercial real estate market began to transition from higher rates and dramatically lower transaction activity to the beginning of the next investment cycle," commented Walker & Dunlop Chairman and CEO Willy Walker. "W&D's Q1 GAAP net income was down significantly due to increased severance expense, fees associated with a corporate debt issuance, and credit losses that are normal for this time in the credit cycle. Adjusted core net income and adjusted EBITDA were down materially less, reflecting the strength of W&D's business model and durable profit streams."

Walker continued, “There is a growing sense that the pent-up demand for financing and capital deployment in commercial real estate is going to drive transaction volumes higher over the coming months and years. The initial deregulatory changes at HUD and the GSEs are welcome, and it is our assumption that the Trump Administration continues to work on getting short and long-term interest rates down. W&D will continue to invest in our Capital Markets platform to meet our clients' growing needs and expand as the next cycle takes off. Our outlook for 2025, and our guidance, have not changed.”

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures,” “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP by Segment.”
(2)	Adjusted core EPS is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of Adjusted core EPS to Diluted EPS, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Core EPS Reconciliation.”

First quarter 2025 Earnings Release

CONSOLIDATED FIRST QUARTER 2025

OPERATING RESULTS

TRANSACTION VOLUMES
(in thousands)	Q1 2025	Q1 2024	$ Variance	% Variance
Fannie Mae	$1,511,794	$903,368	$608,426	67%
Freddie Mac	808,247	974,926	(166,679)	(17)
Ginnie Mae - HUD	148,158	14,140	134,018	948
Brokered (1)	2,552,943	3,319,074	(766,131)	(23)
Principal Lending and Investing (2)	175,500	15,800	159,700	1,011
Debt financing volume	$5,196,642	$5,227,308	$(30,666)	(1)%
Property sales volume	1,839,290	1,167,151	672,139	58
Total transaction volume	$7,035,932	$6,394,459	$641,473	10%
(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from Walker & Dunlop Investment Partners, Inc. (“WDIP”) separate accounts.

DISCUSSION OF RESULTS:

●	Total transaction volume increased 10% in the first quarter of 2025 to $7.0 billion from the first quarter of 2024.
●	Transaction volumes with Fannie Mae and Freddie Mac (collectively, the “GSEs”) increased 24% year over year, led by a 67% increase in Fannie Mae volumes. Walker & Dunlop continues to be a top GSE lender.
●	Property sales volume increased 58% in the first quarter of 2025, outperforming the 36% year-over-year increase in market-wide multifamily property sales volume, according to Real Capital Analytics. Multifamily property sales activity in the first quarter of 2024 reached its lowest levels since the Great Financial Crisis, and the growth in 2025 reflects increasing demand for multifamily assets based on the strength of the fundamentals underlying the sector.
●	Multifamily completions reached an all-time high 585,000 units in 2024, particularly in high demand sunbelt markets, according to RealPage. Yet absorption remained extremely strong, with 663,000 units, outpacing supply for the first time since 2021. The cost of owning a single-family home has increased dramatically since the beginning of the Great Tightening, and new construction starts in multifamily have fallen to just 234,000 units. The strength of those fundamentals, coupled with low unemployment, have improved investment conviction in the multifamily sector and driven the strength in our property sales and GSE lending volumes in the first quarter of 2025.
●	HUD debt financing volumes increased in the first quarter of 2025, as our team executed well in the face of a challenging market environment. Walker & Dunlop was ranked as the second largest HUD lender for HUD’s fiscal year ended September 30, 2024.
●	The decrease in brokered debt financing volume was driven by volatility in the market during the first quarter of 2025, which caused investors to remain selective on transaction timing. The supply of capital from life insurance companies, banks, commercial mortgage-backed securities, and other private capital providers remains strong, and the demand for commercial real estate assets is expected drive increased acquisition and financing activity throughout the remainder of the year.

First quarter 2025 Earnings Release

MANAGED PORTFOLIO
(dollars in thousands, unless otherwise noted)	Q1 2025	Q1 2024	$ Variance	% Variance
Fannie Mae	$69,176,839	$64,349,886	$4,826,953	8%
Freddie Mac	38,556,682	39,665,386	(1,108,704)	(3)
Ginnie Mae - HUD	10,882,857	10,595,841	287,016	3
Brokered	17,032,338	17,312,513	(280,175)	(2)
Principal Lending and Investing	-	40,139	(40,139)	(100)
Total Servicing Portfolio	$135,648,716	$131,963,765	$3,684,951	3%
Assets under management	18,518,413	17,465,398	1,053,015	6
Total Managed Portfolio	$154,167,129	$149,429,163	$4,737,966	3%
Custodial escrow account balance at period end (in billions)	$2.4	$2.3
Weighted-average servicing fee rate (basis points)	24.4	24.0
Weighted-average remaining servicing portfolio term (years)	7.5	8.0

DISCUSSION OF RESULTS:

●	Our servicing portfolio continues to expand as a result of additional Agency debt financing volumes over the past 12 months, partially offset by principal paydowns and loan payoffs.
●	During the first quarter of 2025, we added $0.4 billion of net loans to our servicing portfolio, and over the past 12 months, we added $3.7 billion of net loans to our servicing portfolio, almost all of which were Agency loans.
●	$10.3 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years. These loans, with a weighted-average servicing fee of 28.9 basis points, represent only 9% of the total Agency loans in our portfolio.
●	The mortgage servicing rights (“MSRs”) associated with our servicing portfolio had a fair value of $1.4 billion as of both March 31, 2025 and 2024.
●	Assets under management as of March 31, 2025 consisted of $16.0 billion of low-income housing tax credit (“LIHTC”) funds, $1.5 billion of debt funds and $0.9 billion of equity funds managed by WDIP. The 6% increase in assets under management was driven by increases in all three categories.

KEY PERFORMANCE METRICS
(in thousands, except per share amounts)	Q1 2025	Q1 2024	$ Variance	% Variance
Walker & Dunlop net income	$2,754	$11,866	$(9,112)	(77)%
Adjusted EBITDA	64,966	74,136	(9,170)	(12)
Diluted EPS	$0.08	$0.35	$(0.27)	(77)%
Adjusted core EPS	$0.85	$1.19	$(0.34)	(29)%
Operating margin	2%	6%
Return on equity	1	3
Key Expense Metrics (as a % of total revenues):
Personnel expenses	51%	49%
Other operating expenses	14	13

DISCUSSION OF KEY PERFORMANCE METRICS:

●	Walker & Dunlop net income and diluted EPS both decreased 77% in the first quarter of 2025, as the increase in total expenses outpaced the increase in total revenues. Additionally, our effective tax rate increased year over year, as described below. The decrease in net income also drove the decrease in return on equity to 1% for the first quarter of 2025.
●	The increase in personnel expenses as a percentage of total revenues for the first quarter of 2025 was principally the result of increases in severance expense and variable compensation related to the growth in total transaction volume. Other operating expenses as a percentage of total revenues increased during the first quarter of 2025 largely due to the acceleration of unamortized debt issuance costs related to refinancing our corporate debt.

First quarter 2025 Earnings Release

●	Adjusted EBITDA decreased 12%, primarily due to decreases in placement fees and other interest income and investment management fees and an increase in personnel expense. These changes were partially offset by increases in loan origination and debt brokerage fees, net (“origination fees”) and servicing fees.
●	Adjusted core EPS decreased to $0.85 in the first quarter of 2025 from $1.19 in the first quarter of 2024. The decrease was primarily driven by an increase in personnel expense and a decrease in investment management fees in the first quarter of 2025 compared to the first quarter of 2024, partially offset by increases in origination fees, servicing fees, and property sales broker fees.

KEY CREDIT METRICS
(in thousands)	Q1 2025	Q1 2024	$ Variance	% Variance
At-risk servicing portfolio (1)	$64,450,319	$59,498,851	$4,951,468	8%
Maximum exposure to at-risk portfolio (2)	13,200,846	12,088,698	1,112,148	9
Defaulted loans (3)	$108,530	$63,264	$45,266	72%
Key credit metrics (as a % of the at-risk portfolio):
Defaulted loans	0.17%	0.11%
Allowance for risk-sharing	0.05	0.05
Key credit metrics (as a % of maximum exposure):
Allowance for risk-sharing	0.24%	0.25%

(1)	At-risk servicing portfolio is defined as the balance of Fannie Mae Delegated Underwriting and Servicing (“DUS”) loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(3)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e., loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

DISCUSSION OF KEY CREDIT METRICS:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased primarily due to the level of Fannie Mae loans added to the portfolio during the past 12 months. We take credit risk exclusively on loans backed by multifamily assets and have no credit exposure to losses in any other sector of the commercial real estate lending market.
●	As of March 31, 2025, eight at-risk loans were in default with an aggregate unpaid principal balance (“UPB”) of $108.5 million compared to six at-risk loans in default with an aggregate UPB of $63.3 million as of March 31, 2024. The collateral-based reserves on defaulted loans were $7.5 million and $5.1 million as of March 31, 2025 and 2024, respectively. The approximately 3,200 remaining loans in the at-risk servicing portfolio continue to exhibit strong credit quality, with low levels of delinquencies and strong operating performance of the underlying properties in the portfolio.
●	During 2024, the Company received requests to repurchase five GSE loans. As of March 31, 2025, the Company has repurchased three of the loans in full and still has forbearance and indemnification agreements in place for the other two loans. The Company foreclosed on one of the repurchased loans and now holds an immaterial Other Real Estate Owned (“OREO”) asset. The aggregate balance of assets not yet repurchased was $46.1 million as of March 31, 2025, all of which will require a cash outlay over the coming year. All repurchased and indemnified loans are delinquent and in non-accrual status.
●	We recorded a provision for credit losses of $3.7 million in the first quarter of 2025, primarily related to the newly defaulted loans this quarter, combined with a slight increase to our risk-sharing obligations resulting from an increase in the at-risk servicing portfolio.

First quarter 2025 Earnings Release

FIRST QUARTER 2025

FINANCIAL RESULTS BY SEGMENT

Interest expense on corporate debt is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s use of that corporate debt. Income tax expense is determined at a consolidated corporate level and allocated to each segment proportionally based on each segment’s income from operations, except for significant, one-time tax activities, which are allocated entirely to the segment impacted by the tax activity. The following details explain the changes in these expense items at a consolidated corporate level:

●	Interest expense on corporate debt, which pays a variable interest rate, decreased 12% year over year, primarily due to a 100-basis point decrease in short-term interest rates year over year. Our corporate debt carries a floating rate of interest tied to one-month Secured Overnight Financing Rate (“SOFR”) that resets monthly and decreases in that index rate directly impact our cost of borrowing. Additionally, in the first quarter of 2025, we refinanced our corporate debt, writing off $4.2 million of unamortized debt issuance costs, as detailed in the Capital Sources and Uses section below. The impact of this write-off is included in other operating expenses and allocated to each of the segments proportionally in the same manner as corporate debt expense.
●	Income tax expense decreased 12% from the first quarter of 2024. The decline was largely attributable to a 62% decline in income from operations, partially offset by a change in excess tax benefits year over year. The Company recognized a $1.3 million shortfall from realizable excess tax benefits recognized during the first quarter of 2025 compared to a benefit of $0.6 million during the first quarter of 2024, resulting from changes between the grant date fair value and vesting date fair value of share-based compensation awards that vested during the first quarter of 2025.

First quarter 2025 Earnings Release

FINANCIAL RESULTS - CAPITAL MARKETS
(in thousands)	Q1 2025	Q1 2024	$ Variance	% Variance
Loan origination and debt brokerage fees, net ("Origination fees")	$45,297	$43,700	$1,597	4%
Fair value of expected net cash flows from servicing, net ("MSR income")	27,811	20,898	6,913	33
Property sales broker fees	13,521	8,821	4,700	53
Net warehouse interest income (expense), loans held for sale ("LHFS")	(786)	(1,574)	788	(50)
Other revenues	16,727	10,052	6,675	66
Total revenues	$102,570	$81,897	$20,673	25%
Personnel	$86,466	$79,187	$7,279	9%
Amortization and depreciation	1,141	1,137	4	0
Interest expense on corporate debt	4,187	4,851	(664)	(14)
Other operating expenses	6,235	5,052	1,183	23
Total expenses	$98,029	$90,227	$7,802	9%
Income (loss) from operations	$4,541	$(8,330)	$12,871	(155)%
Income tax expense (benefit)	2,181	(1,744)	3,925	(225)
Net income (loss) before noncontrolling interests	$2,360	$(6,586)	$8,946	(136)%
Less: net income (loss) from noncontrolling interests	—	114	(114)	(100)
Walker & Dunlop net income (loss)	$2,360	$(6,700)	$9,060	(135)%
Key revenue metrics (as a % of debt financing volume):
Origination fee rate (1)	0.90%	0.84%
MSR rate (2)	0.55	0.40
Agency MSR rate (3)	1.13	1.10
Key performance metrics:
Operating margin	4%	(10)%
Adjusted EBITDA	$(13,327)	$(19,297)	$5,970	(31)%
Diluted EPS	$0.07	$(0.20)	$0.27	(135)%

(1)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(2)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(3)	MSR income as a percentage of Agency debt financing volume.

CAPITAL MARKETS – DISCUSSION OF QUARTERLY RESULTS:

The Capital Markets segment includes our Agency lending, debt brokerage, property sales, appraisal and valuation services, investment banking, and housing market research businesses.

●	The increase in origination fees was the result of the increase in our Fannie Mae and HUD debt financing volume, partially offset by declines in our Freddie Mac and brokered transactions volume. Our Fannie Mae and HUD debt financing volume as a percentage of our overall debt financing volume increased from 18% for the first quarter of 2024 to 33% of our volume for the first quarter of 2025, which led to an increase in the origination fee rate as our Fannie Mae and HUD executions have higher origination fee rates than Freddie Mac and brokered executions.
●	The increase in our MSR income was similarly driven by the increase in Fannie Mae and HUD debt financing volume, partially offset by a decrease in the weighted-average service fee rate on Fannie Mae debt financing volume. Fannie Mae is our most-profitable debt financing product.
●	Property sales broker fees increased year over year as a result of the 58% increase in property sales volumes, partially offset by a decrease in the property sale fee rate.
●	The increase in other revenues was primarily related to an increase in investment banking revenues year over year, driven by several M&A transactions that closed during the first quarter of 2025.

First quarter 2025 Earnings Release

●	Personnel expense increased in the first quarter of 2025 primarily due to an increase in commission expenses related to the growth in transaction volumes and severance expense. Severance expense increased largely as a result of the separation of several underperforming producers. We expect to recognize around $5 million of severance and related expenses from separations during the first half of 2025, with $2.4 million of that expense recognized in the first quarter of 2025.

FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(in thousands)	Q1 2025	Q1 2024	$ Variance	% Variance
Origination fees	$1,084	$40	$1,044	2,610%
Servicing fees	82,221	80,043	2,178	3
Investment management fees	9,682	13,520	(3,838)	(28)
Net warehouse interest income, loans held for investment	—	458	(458)	(100)
Placement fees and other interest income	29,622	35,603	(5,981)	(17)
Other revenues	9,294	11,571	(2,277)	(20)
Total revenues	$131,903	$141,235	$(9,332)	(7)%
Personnel	$19,546	$18,055	$1,491	8%
Amortization and depreciation	54,498	53,071	1,427	3
Provision (benefit) for credit losses	3,712	524	3,188	608
Interest expense on corporate debt	9,931	11,191	(1,260)	(11)
Other operating expenses	7,468	5,123	2,345	46
Total expenses	$95,155	$87,964	$7,191	8%
Income (loss) from operations	$36,748	$53,271	$(16,523)	(31)%
Income tax expense (benefit)	17,651	11,153	6,498	58
Net income (loss) before noncontrolling interests	$19,097	$42,118	$(23,021)	(55)%
Less: net income (loss) from noncontrolling interests	(29)	(1,165)	1,136	(98)
Walker & Dunlop net income (loss)	$19,126	$43,283	$(24,157)	(56)%
Key performance metrics:
Operating margin	28%	38%
Adjusted EBITDA	$107,902	$119,658	$(11,756)	(10)%
Diluted EPS	$0.55	$1.28	$(0.73)	(57)%

SERVICING & ASSET MANAGEMENT – DISCUSSION OF QUARTERLY RESULTS:

The Servicing & Asset Management segment includes loan servicing, principal lending and investing, management of third-party capital invested in tax credit equity funds focused on the affordable housing sector and other commercial real estate, and real estate-related investment banking and advisory services.

●	The $3.7 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, combined with a small increase in the average servicing fee rate.
●	Investment management fees decreased primarily due to a reduction in the accrual for investment management fees from our LIHTC funds that are driven by asset dispositions within the funds and a decrease in realization revenues from our private credit investment management strategies.
●	Placement fees and other interest income decreased largely as a result of a decline in our placement fees on escrow deposits, which declined primarily as a result of lower placement fee rates due to the lower average short-term interest rate environment in the first quarter of 2025 compared to the same period in 2024.
●	The decrease in other revenues was primarily related to a decrease in income from equity method investments and a reduction in syndication fees related to the decline in gross equity raised within our LIHTC investment management strategies year over year.
●	Personnel costs increased largely due to small increases in (i) salaries resulting from standard annual increase for employees, (ii) severance expense related to the pending sale of a subsidiary, and (iii) production bonuses.

First quarter 2025 Earnings Release

●	The increase in amortization and depreciation was primarily driven by an increase in amortization of mortgage servicing rights.
●	The increase in provision for credit losses was attributable to changes in (i) the provision associated with risk-sharing loans collectively evaluated, (ii) the provision for risk-sharing loans with collateral-based reserves, and (iii) the provision for other credit losses. During the first quarter of 2024, we had a large benefit for credit losses associated with our risk-sharing loans collectively evaluated compared to a small provision for credit losses during the first quarter of 2025. The change from a benefit to a provision year over year related to the annual update to our historical loss factor. In 2024, the historical loss factor decreased significantly, while in 2025, it remained unchanged. Partially offsetting the increase in provision for credit losses associated with collectively evaluated at-risk loans were decreases in the provisions for loans evaluated based on property collateral and for other credit losses. The provision for credit losses associated with collateral-based reserves decreased as we had two defaults in the first quarter of 2025 compared to three defaults in the first quarter of 2024. The decrease in the provision for other credit losses was the result of decreased repurchase request activity year over year.

FINANCIAL RESULTS - CORPORATE
(in thousands)	Q1 2025	Q1 2024	$ Variance	% Variance
Other interest income	$3,589	$3,799	$(210)	(6)%
Other revenues	(695)	1,128	(1,823)	(162)
Total revenues	$2,894	$4,927	$(2,033)	(41)%
Personnel	$15,378	$14,221	$1,157	8%
Amortization and depreciation	1,982	1,683	299	18
Interest expense on corporate debt	1,396	1,617	(221)	(14)
Other operating expenses	20,183	18,668	1,515	8
Total expenses	$38,939	$36,189	$2,750	8%
Income (loss) from operations	$(36,045)	$(31,262)	$(4,783)	15%
Income tax expense (benefit)	(17,313)	(6,545)	(10,768)	165
Walker & Dunlop net income (loss)	$(18,732)	$(24,717)	$5,985	(24)%
Key performance metric:
Adjusted EBITDA	$(29,609)	$(26,225)	$(3,384)	13%
Diluted EPS	$(0.54)	$(0.73)	$0.19	(26)%

CORPORATE – DISCUSSION OF QUARTERLY RESULTS:

The Corporate segment consists of corporate-level activities including accounting, information technology, legal, human resources, marketing, internal audit, and various other corporate groups (“support functions”). The Company does not allocate costs from these support functions to its other segments in presenting segment operating results.

●	The decrease in other revenues was primarily due to a decrease in miscellaneous revenues.
●	Personnel expense increased primarily due to an increase in salaries, benefits, and stock compensation due to an increase in average headcount, partially offset by a decrease in subjective bonuses tied to company performance and a $1.2 million decrease in other compensation expenses.
●	The increase in other operating expenses was primarily related to increased professional fees, coupled with the write-off of unamortized issuance costs related to the partial paydown of our term loan in the first quarter of 2025, with no comparable activity in 2024.

First quarter 2025 Earnings Release

CAPITAL SOURCES AND USES

On April 30, 2025, the Company’s Board of Directors declared a dividend of $0.67 per share for the second quarter of 2025. The dividend will be paid on May 29, 2025, to all holders of record of the Company’s restricted and unrestricted common stock as of May 15, 2025.

On March 14, 2025, the Company completed an offering of $400 million aggregate principal amount of senior unsecured notes due 2033. The notes bear interest at a rate equal to 6.625% per annum. The notes are guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries. Concurrently with the closing of the notes offering, the Company paid down its senior secured term loan to a balance of $450.0 million and then amended and restated the senior secured term loan agreement for the remaining $450.0 million balance to extend the maturity date of the term loan agreement to 2032 and provide for a separate three-year $50 million revolving credit facility. The Company wrote-off $4.2 million of the unamortized deferred issuance costs related to the $800 million senior secured term loan as a result of paying down the remaining balance to $450.0 million.

The $450 million term loan facility under the amended and restated credit agreement will initially bear interest at a rate equal to SOFR plus 2.00%. Following the first full fiscal quarter ending after the closing date, the applicable interest margin on the term loan facility will be subject to a 25 basis points step down if the Company’s total leverage ratio (as defined in the amended and restated credit agreement) is equal to or less than 2.00 to 1.00. The Company’s Consolidated Corporate Leverage ratio as of March 31, 2025 was 2.70 to 1.00. The amended and restated credit agreement also includes for a separate three-year, $50 million revolving credit facility that bears interest at a rate equal to SOFR plus 1.75%.

On February 12, 2025, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over a 12-month period starting from February 21, 2025 (the “2025 Share Repurchase Program”). As of March 31, 2025, we have not repurchased any shares of common stock under the 2025 Share Repurchase Program. Any purchases made pursuant to the 2025 Share Repurchase Program will be made in the open market or in privately negotiated transactions, from time to time, as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

CONFERENCE CALL INFORMATION

Listeners can access the Company’s quarterly conference call for more information regarding our financial results via the dial-in number and webcast link below. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Earnings Call:	Thursday, May 1, 2025, at 8:30 a.m. EST
Phone:	(888) 394-8218 from within the United States; (773) 305-6853 from outside the United States
Confirmation Code:	3709282
Webcast Link:	https://event.webcasts.com/starthere.jsp?ei=1691689&tp_key=b39351272b

ABOUT WALKER & DUNLOP

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States and internationally. Our ideas and capital create communities where people live, work, shop, and play. Our innovative people, breadth of our brand, and our technological capabilities make us one of the most insightful and client-focused firms in the commercial real estate industry.

NON-GAAP FINANCIAL MEASURES

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, adjusted core net income, and adjusted core EPS, which are non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA, adjusted core net income, and adjusted core EPS in addition to, and not as an alternative for, net income and diluted EPS.

First quarter 2025 Earnings Release

Adjusted core net income and adjusted core EPS represent net income adjusted for amortization and depreciation, provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, the fair value of expected net cash flows from servicing, net, the income statement impact from periodic revaluation and accretion associated with contingent consideration liabilities related to acquired companies, goodwill impairment and other adjustments. Adjusted EBITDA represents net income before income taxes, interest expense on our corporate debt, and amortization and depreciation, adjusted for provision (benefit) for credit losses, net write-offs based on the final resolution of the defaulted loans or collateral, stock-based incentive compensation charges, the fair value of expected net cash flows from servicing, net, the write-off of the unamortized balance of deferred issuance costs associated with the repayment of a portion of our corporate debt, goodwill impairment, and contingent consideration liability fair value adjustments when the fair value adjustment is a triggering event for a goodwill impairment assessment. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants. Because not all companies use identical calculations, our presentation of adjusted EBITDA, adjusted core net income and adjusted core EPS may not be comparable to similarly titled measures of other companies.

We use adjusted EBITDA, adjusted core net income, and adjusted core EPS to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financial information, provide useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
●	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company’s underlying business.

We believe that these non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these non-GAAP financial measures should only be used to evaluate the Company’s results of operations in conjunction with the Company’s GAAP financial information. For more information on adjusted EBITDA, adjusted core net income, and adjusted core EPS, refer to the section of this press release below titled “Adjusted Financial Measure Reconciliation to GAAP” and “Adjusted Financial Measure Reconciliation to GAAP By Segment.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) changes in interest rates, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, (5) success of our various investments funded with corporate capital, and (6) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-

First quarter 2025 Earnings Release

K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

CONTACT US

Headquarters: 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814 Phone 301.215.5500 info@walkeranddunlop.com	Investors: Kelsey Duffey Senior Vice President, Investor Relations Phone 301.202.3207 investorrelations@walkeranddunlop.com	Media: Carol McNerney Chief Marketing Officer Phone 301.215.5515 info@walkeranddunlop.com

First quarter 2025 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2025	2024	2024	2024	2024
Assets
Cash and cash equivalents	$180,971	$279,270	$179,759	$208,095	$216,532
Restricted cash	32,268	25,156	39,827	35,460	21,071
Pledged securities, at fair value	214,374	206,904	203,945	197,936	190,679
Loans held for sale, at fair value	946,372	780,749	1,024,984	814,883	497,933
Mortgage servicing rights	825,761	852,399	836,896	850,831	881,834
Goodwill	868,710	868,710	901,710	901,710	901,710
Other intangible assets	153,139	156,893	170,713	174,467	178,221
Receivables, net	372,689	335,879	307,407	272,827	250,406
Committed investments in tax credit equity	337,510	313,230	333,713	151,674	122,332
Other assets	580,084	562,803	580,277	567,515	565,194
Total assets	$4,511,878	$4,381,993	$4,579,231	$4,175,398	$3,825,912

Liabilities
Warehouse notes payable	$931,002	$781,706	$1,019,850	$810,114	$521,977
Notes payable	825,556	768,044	769,376	770,707	772,037
Allowance for risk-sharing obligations	31,871	28,159	29,859	30,477	30,124
Commitments to fund investments in tax credit equity	295,052	274,975	289,250	134,493	114,206
Other liabilities	684,308	769,246	724,543	695,813	651,660
Total liabilities	$2,767,789	$2,622,130	$2,832,878	$2,441,604	$2,090,004

Stockholders' Equity
Common stock	$333	$332	$332	$331	$331
Additional paid-in capital	432,788	429,000	412,570	407,426	427,184
Accumulated other comprehensive income (loss)	1,295	586	1,466	415	(492)
Retained earnings	1,297,764	1,317,945	1,295,459	1,288,728	1,288,313
Total stockholders’ equity	$1,732,180	$1,747,863	$1,709,827	$1,696,900	$1,715,336
Noncontrolling interests	11,909	12,000	36,526	36,894	20,572
Total equity	$1,744,089	$1,759,863	$1,746,353	$1,733,794	$1,735,908
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$4,511,878	$4,381,993	$4,579,231	$4,175,398	$3,825,912

First quarter 2025 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Revenues
Origination fees	$46,381	$93,942	$73,546	$65,334	$43,740
MSR income	27,811	55,920	43,426	33,349	20,898
Servicing fees	82,221	82,961	82,222	80,418	80,043
Property sales broker fees	13,521	21,175	19,322	11,265	8,821
Investment management fees	9,682	(3,110)	11,744	14,822	13,520
Net warehouse interest income (expense)	(786)	(2,186)	(2,147)	(1,584)	(1,116)
Placement fees and other interest income	33,211	43,962	43,557	41,040	39,402
Other revenues	25,326	48,787	20,634	26,032	22,751
Total revenues	$237,367	$341,451	$292,304	$270,676	$228,059

Expenses
Personnel	$121,390	$169,178	$145,538	$133,067	$111,463
Amortization and depreciation	57,621	68,054	57,561	56,043	55,891
Provision (benefit) for credit losses	3,712	4,529	2,850	2,936	524
Interest expense on corporate debt	15,514	15,921	18,232	17,874	17,659
Goodwill impairment	—	33,000	—	—	—
Fair value adjustments to contingent consideration liabilities	—	(48,955)	(1,366)	—	—
Other operating expenses	33,886	47,604	31,984	32,559	28,843
Total expenses	$232,123	$289,331	$254,799	$242,479	$214,380
Income from operations	$5,244	$52,120	$37,505	$28,197	$13,679
Income tax expense	2,519	10,955	8,822	7,902	2,864
Net income before noncontrolling interests	$2,725	$41,165	$28,683	$20,295	$10,815
Less: net income (loss) from noncontrolling interests	(29)	(3,671)	(119)	(2,368)	(1,051)
Walker & Dunlop net income	$2,754	$44,836	$28,802	$22,663	$11,866
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	709	(880)	1,051	907	(13)
Walker & Dunlop comprehensive income	$3,463	$43,956	$29,853	$23,570	$11,853

Effective Tax Rate	48%	21%	24%	28%	21%

Basic earnings per share	$0.08	$1.32	$0.85	$0.67	$0.35
Diluted earnings per share	0.08	1.32	0.85	0.67	0.35
Cash dividends paid per common share	0.67	0.65	0.65	0.65	0.65

Basic weighted-average shares outstanding	33,264	33,192	33,169	33,121	32,978
Diluted weighted-average shares outstanding	33,296	33,223	33,203	33,154	33,048

First quarter 2025 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(in thousands, except per share data and unless otherwise noted)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,511,794	$3,225,633	$2,001,356	$1,510,804	$903,368
Freddie Mac	808,247	1,553,495	1,545,939	1,153,190	974,926
Ginnie Mae - HUD	148,158	116,437	272,054	185,898	14,140
Brokered (1)	2,552,943	4,893,643	4,028,208	3,852,851	3,319,074
Principal Lending and Investing (2)	175,500	207,000	165,875	214,975	15,800
Total Debt Financing Volume	$5,196,642	$9,996,208	$8,013,432	$6,917,718	$5,227,308
Property Sales Volume	1,839,290	3,450,614	3,602,675	1,530,783	1,167,151
Total Transaction Volume	$7,035,932	$13,446,822	$11,616,107	$8,448,501	$6,394,459

Key Performance Metrics:
Operating margin	2%	15%	13%	10%	6%
Return on equity	1	10	7	5	3
Walker & Dunlop net income	$2,754	$44,836	$28,802	$22,663	$11,866
Adjusted EBITDA (3)	64,966	94,577	78,905	80,931	74,136
Diluted EPS	0.08	1.32	0.85	0.67	0.35
Adjusted core EPS (4)	0.85	1.34	1.19	1.23	1.19

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	51%	50%	50%	49%	49%
Other operating expenses	14	14	11	12	13
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee rate (5)	0.90%	0.94%	0.93%	0.95%	0.84%
MSR rate (6)	0.55	0.57	0.55	0.50	0.40
Agency MSR rate (7)	1.13	1.14	1.14	1.17	1.10

Other Data:
Market capitalization at period end	$2,901,726	$3,282,018	$3,834,715	$3,311,629	$3,406,853
Closing share price at period end	$85.36	$97.21	$113.59	$98.20	$101.06
Average headcount	1,394	1,391	1,356	1,321	1,323

Components of Servicing Portfolio (end of period):
Fannie Mae	$69,176,839	$68,196,744	$66,068,212	$64,954,426	$64,349,886
Freddie Mac	38,556,682	39,185,091	40,090,158	39,938,411	39,665,386
Ginnie Mae - HUD	10,882,857	10,847,265	10,727,323	10,619,764	10,595,841
Brokered (8)	17,032,338	17,057,912	17,156,810	17,239,417	17,312,513
Principal Lending and Investing (9)	—	—	38,043	25,893	40,139
Total Servicing Portfolio	$135,648,716	$135,287,012	$134,080,546	$132,777,911	$131,963,765
Assets under management (10)	18,518,413	18,423,463	18,210,452	17,566,666	17,465,398
Total Managed Portfolio	$154,167,129	$153,710,475	$152,290,998	$150,344,577	$149,429,163

Key Servicing Portfolio Metrics (end of period):
Custodial escrow deposit balance (in billions)	$2.4	$2.7	$3.1	$2.7	$2.3
Weighted-average servicing fee rate (basis points)	24.4	24.2	24.1	24.1	24.0
Weighted-average remaining servicing portfolio term (years)	7.5	7.7	7.7	7.9	8.0

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	This is a non-GAAP financial measure. For more information on adjusted core EPS, refer to the section above titled “Non-GAAP Financial Measures.”
(5)	Origination fees as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(7)	MSR income as a percentage of Agency debt financing volume.
(8)	Brokered loans serviced primarily for life insurance companies.
(9)	Consists of interim loans not managed for our interim loan joint venture.
(10)	WDAE assets under management, commercial real estate loans and funds managed by WDIP, and interim loans serviced for our interim loan joint venture.

First quarter 2025 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2025	2024	2024	2024	2024
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$60,493,946	$59,304,888	$57,032,839	$55,915,670	$55,236,618
Fannie Mae Modified Risk	8,682,893	8,891,856	9,035,373	9,038,756	9,113,268
Freddie Mac Modified Risk	15,000	15,000	69,400	69,510	69,510
Total risk-sharing servicing portfolio	$69,191,839	$68,211,744	$66,137,612	$65,023,936	$64,419,396

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$—	$—	$—	$—	$—
Freddie Mac No Risk	38,541,682	39,170,091	40,020,758	39,868,901	39,595,876
GNMA - HUD No Risk	10,882,857	10,847,265	10,727,323	10,619,764	10,595,841
Brokered	17,032,338	17,057,912	17,156,810	17,239,417	17,312,513
Total non-risk-sharing servicing portfolio	$66,456,877	$67,075,268	$67,904,891	$67,728,082	$67,504,230
Total loans serviced for others	$135,648,716	$135,287,012	$134,042,503	$132,752,018	$131,923,626

Loans held for investment (full risk)	$36,926	$36,926	$38,043	$25,893	$40,139
Interim Loan Joint Venture Managed Loans (1)	173,315	173,315	424,774	570,299	711,541

At-risk servicing portfolio (2)	$64,450,319	$63,365,672	$61,237,535	$60,122,274	$59,498,851
Maximum exposure to at-risk portfolio (3)	13,200,846	12,893,593	12,454,158	12,222,290	12,088,698
Defaulted loans(4)	108,530	41,737	59,645	48,560	63,264

Defaulted loans as a percentage of the at-risk portfolio	0.17%	0.07%	0.10%	0.08%	0.11%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.05	0.04	0.05	0.05	0.05
Allowance for risk-sharing as a percentage of maximum exposure	0.24	0.22	0.24	0.25	0.25

(1)	This balance consists entirely of interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.
(4)	Defaulted loans represent loans in our Fannie Mae at-risk portfolio that are probable of foreclosure or that have foreclosed and for which we have recorded a collateral-based reserve (i.e. loans where we have assessed a probable loss). Other loans that are delinquent but not foreclosed or that are not probable of foreclosure are not included here. Additionally, loans that have foreclosed or are probable of foreclosure but are not expected to result in a loss to us are not included here.

First quarter 2025 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$2,754	$44,836	$28,802	$22,663	$11,866
Income tax expense	2,519	10,955	8,822	7,902	2,864
Interest expense on corporate debt	15,514	15,921	18,232	17,874	17,659
Amortization and depreciation	57,621	68,054	57,561	56,043	55,891
Provision (benefit) for credit losses	3,712	4,529	2,850	2,936	524
Net write-offs	—	—	(468)	—	—
Stock-based compensation expense	6,442	7,702	6,532	6,862	6,230
MSR income	(27,811)	(55,920)	(43,426)	(33,349)	(20,898)
Write-off of unamortized issuance costs from corporate debt paydown	4,215	—	—	—	—
Goodwill impairment, net of contingent consideration liability fair value adjustments(1)	—	(1,500)	—	—	—
Adjusted EBITDA	$64,966	$94,577	$78,905	$80,931	$74,136

(1)	For the three months ended December 31, 2024, includes goodwill impairment of $33.0 million and contingent consideration liability fair value adjustments of $34.5 million.

First quarter 2025 Earnings Release

ADJUSTED FINANCIAL MEASURE RECONCILIATION TO GAAP BY SEGMENT

Unaudited

	Capital Markets
	Three months ended March 31,
(in thousands)	2025	2024
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$2,360	$(6,700)
Income tax expense (benefit)	2,181	(1,744)
Interest expense on corporate debt	4,187	4,851
Amortization and depreciation	1,141	1,137
Stock-based compensation expense	3,351	4,057
MSR income	(27,811)	(20,898)
Write-off of unamortized issuance costs from corporate debt paydown	1,264	—
Adjusted EBITDA	$(13,327)	$(19,297)

	Servicing & Asset Management
	Three months ended March 31,
(in thousands)	2025	2024
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$19,126	$43,283
Income tax expense (benefit)	17,651	11,153
Interest expense on corporate debt	9,931	11,191
Amortization and depreciation	54,498	53,071
Provision (benefit) for credit losses	3,712	524
Net write-offs	—	—
Stock-based compensation expense	455	436
Write-off of unamortized issuance costs from corporate debt paydown	2,529	—
Adjusted EBITDA	$107,902	$119,658

	Corporate
	Three months ended March 31,
(in thousands)	2025	2024
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income (Loss)	$(18,732)	$(24,717)
Income tax expense (benefit)	(17,313)	(6,545)
Interest expense on corporate debt	1,396	1,617
Amortization and depreciation	1,982	1,683
Stock-based compensation expense	2,636	1,737
Write-off of unamortized issuance costs from corporate debt paydown	422	—
Adjusted EBITDA	$(29,609)	$(26,225)

First quarter 2025 Earnings Release

ADJUSTED CORE EPS RECONCILIATION

Unaudited

	Quarterly Trends

(in thousands)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Reconciliation of Walker & Dunlop Net Income to Adjusted Core Net Income
Walker & Dunlop Net Income	$2,754	$44,836	$28,802	$22,663	$11,866
Provision (benefit) for credit losses	3,712	4,529	2,850	2,936	524
Net write-offs	—	—	(468)	—	—
Amortization and depreciation	57,621	68,054	57,561	56,043	55,891
MSR income	(27,811)	(55,920)	(43,426)	(33,349)	(20,898)
Goodwill impairment	—	33,000	—	—	—
Contingent consideration accretion and fair value adjustments	40	(48,822)	(1,204)	822	512
Write-off of unamortized issuance costs from corporate debt paydown	4,215	—	—	—	—
Income tax expense adjustment(1)	(11,355)	(177)	(3,602)	(7,413)	(7,543)
Adjusted Core Net Income	$29,176	$45,500	$40,513	$41,702	$40,352

Reconciliation of Diluted EPS to Adjusted core EPS
Walker & Dunlop Net Income	$2,754	$44,836	$28,802	$22,663	$11,866
Diluted weighted-average shares outstanding	33,296	33,223	33,203	33,154	33,048
Diluted EPS	$0.08	$1.32	$0.85	$0.67	$0.35

Adjusted Core Net Income	$29,176	$45,500	$40,513	$41,702	$40,352
Diluted weighted-average shares outstanding	33,296	33,223	33,203	33,154	33,048
Adjusted Core EPS	$0.85	$1.34	$1.19	$1.23	$1.19

(1)
Income tax impact of the above adjustments to adjusted core net income. Uses quarterly or annual effective tax rate as disclosed in the Condensed Consolidated Statements of Income and Comprehensive Income in this “press release.” The effective rate is adjusted for the impacts of excess tax benefits and shortfalls.